For Immediate Release

ALLERGAN REPORTS FIRST QUARTER OPERATING RESULTS

•	Pharmaceutical Sales Increased 21 Percent for the First Quarter

•	Board of Directors Declares First Quarter Dividend

(IRVINE, Calif., April 30, 2004)— Allergan, Inc. (NYSE: AGN) today announced operating results for the first quarter ended March 26, 2004. Allergan also announced that its Board of Directors has declared a first quarter dividend of $0.09 per share, payable on June 10, 2004 to stockholders of record on May 12, 2004.

Operating Results

For the quarter ended March 26, 2004:

•	Allergan’s net sales were $472.4 million, including $24.9 million of non-pharmaceutical product sales, primarily consisting of contract manufacturing sales to Advanced Medical Optics, Inc. (AMO), a former subsidiary that was spun-off from Allergan on June 29, 2002.

•	Pharmaceutical sales were up 20.9 percent, or 16.6 percent at constant currency, compared to pharmaceutical sales in the first quarter of 2003.

•	Allergan reported $0.61 diluted earnings per share, including the favorable settlement of a patent dispute covering the use of botulinum toxin type B for cervical dystonia and the effect of an unrealized loss on the mark-to-market adjustment to foreign currency derivative instruments, totaling $2.3 million pre-tax, compared to the $0.53 diluted earnings per share reported for the first quarter of 2003.

•	Allergan’s adjusted diluted earnings per share were $0.60, representing an 11.1 percent increase compared to adjusted diluted earnings per share of $0.54 reported for the first quarter of 2003. Adjusted diluted earnings per share for the first quarter of 2004 exclude the effects of the favorable settlement of the patent dispute and the unrealized loss. A reconciliation of the adjustments made from reported earnings per share to adjusted earnings per share is contained in the financial tables of this document.

“We are very pleased with the continued strong sales growth in the first quarter, and we are excited by the anticipated filing of several Investigational New Drug applications with the United States Food & Drug Administration during 2004,” said David E.I. Pyott, Allergan’s Chairman of the Board, President and Chief Executive Officer.

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Product and Pipeline Update

During the first quarter of 2004:

•	Allergan announced that Apotex, Inc., Apotex Corp., and Novex Pharma Inc. dismissed their antitrust lawsuit against Allergan and Roche Palo Alto, LLC relating to Acular®.

•	The Federal Trade Commission’s Bureau of Competition notified Allergan that it officially closed its investigation of Allergan relating to the Acular® patent infringement case.

•	The European Commission approved Lumigan® as first-line therapy for the reduction of elevated intraocular pressure in chronic open-angle glaucoma and ocular hypertension.

Following the end of the first quarter of 2004:

•	Lupin Limited announced that its wholly owned subsidiary, Lupin Pharmaceuticals, Inc., entered into an agreement with Allergan to promote Zymar™ in the United States pediatric specialty market.

•	Allergan announced that it was selected as a partner to supply its novel ophthalmic formulation of triamcinolone for two National Eye Institute-sponsored clinical trials on macular edema (swelling of the retina).

Outlook

•	For the second quarter of 2004, Allergan estimates:

•	Total pharmaceutical only sales between $465 million and $480 million.

•	Adjusted diluted earnings per share between $0.61 and $0.62, reflecting anticipated direct-to-consumer expenditures which did not occur in the first quarter of 2004.

•	For the full year of 2004:

•	Allergan is reducing the expected range of Tazorac® and Avage® sales by $15 million to between $70 million and $80 million.

•	All other product sales guidance provided in January 2004 remains unchanged.

•	Total pharmaceutical sales guidance and contract sales guidance provided in January 2004 remains unchanged.

•	Income statement ratio guidance provided in January 2004 remains unchanged.

•	Allergan currently estimates that its effective tax rate will be approximately 30 percent.

•	Adjusted diluted earnings per share guidance between $2.72 and $2.75 provided in January 2004 remains unchanged. Adjusted diluted earnings per share guidance excludes any non-GAAP adjustments to diluted earnings per share.

•	At Allergan’s Annual Meeting on April 28, 2004, a stockholder proposal requiring Allergan to develop a policy for expensing the cost of future stock option grants was approved by a majority of Allergan’s stockholders. Therefore, Allergan will develop a plan for expensing future stock option grants and will ensure that its stock option expensing plan is complete and ready for implementation at the time of Allergan’s next full round stock option grant.

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Forward-Looking Statements

In this press release, the statements regarding the outlook for Allergan’s earnings per share and revenue forecasts, and statements from Mr. Pyott, among other statements above, are forward-looking statements. Because forecasts are inherently estimates that cannot be made with precision, Allergan’s performance at times differs materially from its estimates and targets, and Allergan often does not know what the actual results will be until after a quarter’s end and year’s end. Therefore, Allergan will not report or comment on its progress during a current quarter. Any statement made by others with respect to progress during a current quarter cannot be attributed to Allergan.

Any other statements in this press release that refer to Allergan’s expected, estimated or anticipated future results are forward-looking statements. All forward-looking statements in this press release reflect Allergan’s current analysis of existing trends and information and represent Allergan’s judgment only as of the date of this press release. Actual results may differ materially from current expectations based on a number of factors affecting Allergan’s businesses, including among other things, changing competitive, market and regulatory conditions; the timing and uncertainty of the results of both the research and development and regulatory processes; domestic and foreign health care and cost containment reforms; technological advances and patents obtained by competitors; the performance, including the approval, introduction, and consumer and physician acceptance, of new products and the continuing acceptance of currently marketed products; the effectiveness of advertising and other promotional campaigns; the timely and successful implementation of strategic initiatives; the results of any pending litigations, investigations or claims; the uncertainty associated with the identification of and successful consummation and execution of external corporate development initiatives and strategic partnering transactions; and Allergan’s ability to obtain and successfully maintain a sufficient supply of products to meet market demand in a timely manner. In addition, matters generally affecting the economy, such as changes in interest and currency exchange rates; international relations; and the state of the economy worldwide, can materially affect Allergan’s results. Therefore, the reader is cautioned not to rely on these forward-looking statements. Allergan expressly disclaims any intent or obligation to update these forward-looking statements.

Additional information concerning these and other risk factors can be found in press releases issued by Allergan, as well as Allergan’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Certain Factors and Trends Affecting Allergan and its Businesses” in Allergan’s 2003 Form 10-K. Copies of Allergan’s press releases and additional information about Allergan is available on the World Wide Web at www.allergan.com or you can contact the Allergan Investor Relations Department by calling 714-246-4636.

About Allergan, Inc.

Allergan, Inc., with headquarters in Irvine, California, is a technology-driven, global health care company providing eye care and specialty pharmaceutical products worldwide. Allergan develops and commercializes products in the eye care, neuromodulator, skin care and other specialty markets that deliver value to our customers, satisfy unmet medical needs, and improve patients’ lives.

Allergan Contacts

Jim Hindman (714) 246-4636 (investors)
Joann Bradley (714) 246-4766 (investors)
Stephanie Fagan (714) 246-5232 (media)

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ALLERGAN, INC.
Condensed Consolidated Statements of Earnings and
Reconciliation of Non-GAAP Adjustments
(Unaudited)

	Three months ended
in millions, except per share amounts	March 26, 2004				March 28, 2003
		Non-GAAP				Non-GAAP
	GAAP	Adjustments		Adjusted	GAAP	Adjustments		Adjusted
Product sales
Net sales	$472.4	$—		$472.4	$391.2	$—		$391.2
Cost of sales	87.6	—		87.6	68.4	—		68.4

Product gross margin	384.8	—		384.8	322.8	—		322.8
Research services
Research service revenues	—	—		—	9.8	—		9.8
Cost of research services	—	—		—	8.9	—		8.9

Research services margin	—	—		—	0.9	—		0.9
Selling, general and administrative	180.6	2.4	(a)	183.0	170.0	—		170.0
Research and development	86.1	—		86.1	55.9	—		55.9

Operating income	118.1	(2.4)		115.7	97.8	—		97.8
Interest income	2.0	—		2.0	4.1	—		4.1
Interest expense	(3.7)	—		(3.7)	(3.7)	—		(3.7)
Unrealized loss on derivative instruments, net	(0.1)	0.1	(b)	—	(0.8)	0.8	(b)	—
Loss on investments	—	—		—	(0.3)	—		(0.3)
Other, net	(0.1)	—		(0.1)	0.8	—		0.8

	(1.9)	0.1		(1.8)	0.1	0.8		0.9

Earnings before income taxes and minority interest	116.2	(2.3)		113.9	97.9	0.8		98.7
Provision for income taxes	35.1	(0.9	)(c)	34.2	27.4	0.2	(c)	27.6
Minority interest	0.3	—		0.3	0.3	—		0.3

Net earnings	$80.8	$(1.4)		$79.4	$70.2	$0.6		$70.8

Net earnings per share:
Basic	$0.62			$0.61	$0.54			$0.55

Diluted	$0.61			$0.60	$0.53			$0.54

Weighted average number of common shares outstanding:
Basic	130.8			130.8	129.7			129.7
Diluted	133.0			133.0	131.8			131.8
Selected ratios as a percentage of net sales
Gross profit	81.5%			81.5%	82.5%			82.5%
Selling, general and administrative	38.2%			38.7%	43.5%			43.5%
Research and development	18.2%			18.2%	14.3%			14.3%

(a)	Patent infringement settlement.

(b)	Unrealized loss on the mark-to-market adjustment to derivative instruments.

(c)	Tax effect for non-GAAP adjustments.

“GAAP” refers to financial information presented in accordance with generally accepted accounting principles in the United States.

This press release includes historical non-GAAP financial measures, as defined in Regulation G promulgated by the Securities and Exchange Commission, with respect to the three months ended March 26, 2004 and March 28, 2003. Allergan believes that its presentation of historical non-GAAP financial measures provides useful supplementary information to investors. The presentation of historical non-GAAP financial measures is not meant to be considered in isolation from or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.

In this press release, Allergan reported the non-GAAP financial measure “adjusted earnings” and related “adjusted diluted earnings per share.” Allergan uses adjusted earnings to enhance the investor’s overall understanding of the financial performance and prospects for the future of Allergan’s core business activities. Specifically, Allergan believes that a report of adjusted earnings provides consistency in its financial reporting and facilitates the comparison of results of core business operations between its current, past and future periods. Adjusted earnings is one of the primary indicators management uses for planning and forecasting in future periods. Allergan also uses adjusted earnings for evaluating management performance for compensation purposes.

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ALLERGAN, INC.
Condensed Consolidated Balance Sheets
(Unaudited)

	March 26,	December 31,
in millions	2004	2003
Assets
Cash and equivalents	$568.3	$507.6
Trade receivables, net	280.2	220.1
Inventories	82.9	76.3
Other current assets	123.4	124.2

Total current assets	1,054.8	928.2
Property, plant and equipment, net	424.6	422.5
Other noncurrent assets	408.8	404.2

Total assets	$1,888.2	$1,754.9

Liabilities and stockholders’ equity
Notes payable	$28.5	$24.4
Accounts payable	79.9	87.2
Accrued expenses and income taxes	267.2	271.8

Total current liabilities	375.6	383.4
Long-term debt	564.7	573.3
Other liabilities	94.7	79.6
Stockholders’ equity	853.2	718.6

Total liabilities and stockholders’ equity	$1,888.2	$1,754.9

Days on Hand (DOH)	86	78
Days Sales Outstanding (DSO)	54	42
Cash, net of debt	$(24.9)	$(90.1)
Debt-to-capital percentage	41.0%	45.4%

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ALLERGAN, INC.
Reconciliation of Diluted Earnings Per Share
(Unaudited)

in millions, except per share amounts	Three months ended
	March 26,		March 28,
	2004		2003
Net earnings, as reported	$80.8		$70.2
Non-GAAP pre-tax adjustments:
Patent infringement settlement	(2.4)		—
Unrealized loss on derivative instruments	0.1		0.8

	78.5		71.0
Tax effect for above items	0.9		(0.2)

Adjusted diluted earnings	79.4		70.8
Interest expense from convertible subordinated notes, net of tax	—		0.2

	$79.4		$71.0

Weighted average number of shares issued	130.8		129.7
Net shares assumed issued using the treasury stock method for options outstanding during each period based on average market price	2.2		1.7
Dilutive effect of assumed conversion of convertible subordinated notes outstanding	—		0.4

	133.0		131.8

Diluted earnings per share, as reported	$0.61		$0.53
Non-GAAP earnings per share adjustments:
Patent infringement settlement	(0.01)		—
Unrealized loss on derivative instruments	—		0.01

Adjusted diluted earnings per share	$0.60		$0.54

Year over year change		11.1%

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ALLERGAN, INC.
Supplemental Non-GAAP Information
(Unaudited)

	Three months ended
			$ change in net sales			Percent change in net sales
	March 26,	March 28,
	2004	2003	Total	Performance	Currency	Total	Performance	Currency
in millions
Eye Care Pharmaceuticals	$272.1	$221.0	$51.1	$40.4	$10.7	23.1%	18.3%	4.8%
Botox/Neuromodulator	150.7	123.1	27.6	22.1	5.5	22.4%	18.0%	4.4%
Skin Care	24.7	25.9	(1.2)	(1.2)	—	(4.6)%	(4.6)%	—

Total	447.5	370.0	77.5	61.3	16.2	20.9%	16.6%	4.3%
Other (primarily contract sales)	24.9	21.2	3.7	3.6	0.1	17.5%	17.0%	0.5%

Net sales, as reported	$472.4	$391.2	$81.2	$64.9	$16.3	20.8%	16.6%	4.2%

Alphagan P and Alphagan	$69.3	$77.3	$(8.0)	$(10.4)	$2.4	(10.3)%	(13.5)%	3.2%
Lumigan	53.5	38.0	15.5	13.5	2.0	40.8%	35.5%	5.3%
Other Glaucoma	4.9	5.4	(0.5)	(0.9)	0.4	(9.3)%	(16.7)%	7.4%
Restasis	21.3	—	21.3	21.3	—	n/a	n/a	n/a
Tazorac, Zorac and Avage	18.0	19.7	(1.7)	(1.7)	—	(8.6)%	(8.6)%	—
Domestic	70.5%	72.8%
International	29.5%	27.2%

In this press release, Allergan reported sales performance using the non-GAAP financial measure of constant currency sales. Constant currency sales represent current period reported sales adjusted for the translation effect of changes in average foreign exchange rates between the current period and the corresponding period in the prior year. Allergan calculates the currency effect by comparing adjusted current period reported amounts, calculated using the monthly average foreign exchange rates for the corresponding period in the prior year, to the actual current period reported amounts. Management refers to growth rates at constant currency so that sales results can be viewed without the impact of changing foreign currency exchange rates, thereby facilitating period-to-period comparisons of Allergan’s sales. Generally, when the dollar either strengthens or weakens against other currencies, the growth at constant currency rates will be higher or lower, respectively, than growth reported at actual exchange rates.

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